EXHIBIT 10.19
JOINT VENTURE AGREEMENT
THIS AGREEMENT is signed on January 13, 2010, effective as of January 13, 2010, between TASER International, Inc., a Delaware corporation (“TASER”), William D. Kennedy, an individual (“Kennedy”), WDK Enterprises, LLC, an Arizona limited liability company (“WDK”) and RouteCloud, LLC, an Arizona limited liability company (“RouteCloud”) (the foregoing sometimes collectively referred to as the “Parties” and individually as a “Party”).
WITNESSETH:
WHEREAS, TASER and RouteCloud (each a “Venturer” and collectively, the “Venturers”) desire to form joint venture business entity, but not constituting a partnership as defined in the Arizona Revised Uniform Partnership Act, for the purpose of developing, marketing, selling and supporting the Protector Platform as well as the issuance of warrants for RouteCloud equity interests to TASER.; and
WHEREAS Kennedy and WDK have agreed to become parties to this Agreement for the purposes and subject to the terms, conditions and limitations set forth herein,
NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
1.01 Formation of Joint Venture. The Venturers hereby form and establish a joint venture (the ‘Venture”) under the terms and provisions of this Agreement, and the rights and liabilities of the Venturers shall be as provided in this Agreement, except as herein otherwise expressly provided. William Daniel Kennedy shall be designated as The Manager.
1.02 Name of the Venture. The name of the Venture shall be “TASER Protector Group”, or such other name as the Venturers from time to time may designate. The Venturers shall cause to be filed, on behalf of the Venture, such partnership or assumed or fictitious name certificate or certificates as may from time to time be required by law.
1.03 Business of the Venture. The business of the Venture is to exclusively develop, market, sell and support the Protector Platform and other mutually agreed to applications and services (collectively, “Joint Venture Products”). Protector Platform is defined as the Mobile Protector, Driver Protector and at TASER’s option Evidence Mobile voice and data applications and other mutually agreed to applications and services. In furtherance of its business, the Venture shall have and may exercise all the powers now or hereafter conferred by the laws of the State of Arizona, and shall do any and all things related or incidental to its business as fully as natural persons might or could do under the laws of said state. The Venture shall engage in no other business.

Joint Venture Agreement	CONFIDENTIAL

1.04 Place of Business of the Venture. The principal place of business of the Venture shall be located at 17800 North 85 Street, Scottsdale, AZ 85255. The Manager may, at any time and from time to time, change the location of the Venture’s principal place of business, upon written notice of such change to the Venturers, and may establish such additional place or places of business of the Venture as The Manager may from time to time determine.
1.05 Duration of the Venture. The Venture shall commence upon the date of execution of this Agreement, and shall continue until its termination.
1.06 Parties’ Names and Addresses. The names and addresses of the Parties are:
TASER International, Inc.
17800 North 85th Street
Scottsdale, AZ 85255
Wm. Daniel Kennedy
17767 N. Perimeter Dr, Ste B103
Scottsdale, AZ 85255
WDK Enterprises, LLC
17767 N. Perimeter Dr, Ste B103
Scottsdale, AZ 85255
RouteCloud, LLC
17767 N. Perimeter Dr, Ste B103
Scottsdale, AZ 85255
1.07 Management of Joint Venture. The day-to-day operations of the Joint Venture will be overseen and managed by The Manager. Kennedy, in his capacity as an independent contractor, shall be and is hereby engaged as The Manager. The terms of the Manager’s engagement and the scope of his authority may, at the option of the Joint Venture and the Manager be set forth in a formal management consulting agreement (“Management Agreement.”) Except to the extent set forth in a Management Agreement, the Manager will receive no compensation for his services as such.
1.08 Filing of Certificates. The Manager shall file and publish all such certificates, notices, statements or other instruments required by law for the formation and operation of a joint venture in all jurisdictions where the Venture may elect to do business.
ARTICLE II
2.01 Protector Platform Technology Definition. Protector Platform Technology is defined as all object and source code, documentation and other IP to successfully operate any solution within the Venture including call routing, recording, SMS routing, phone applications and related technology.

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2.02 Assignment of Protector Platform Technology. WDK and Kennedy represent and warrant that they have transferred and assigned to RouteCloud all right, title and interest to the Protector Platform Technology, including all intellectual property, developed by Kennedy and WDK and all applications of RouteCloud Technology, now and in the future, including, but not limited to the Protector Platform and Evidence Mobile phone applications. All future development of Protector Platform and Evidence Mobile phone applications shall be done through the RouteCloud entity, including all employee and consulting contracts with intellectual property assignments to RouteCloud.
2.03 Joint Ownership of Protector Platform Technology: RouteCloud hereby grants joint and independent right, title and interest, including without limitation all copyrights, in the Protector Platform Technology including the Enhanced Protector Platform to TASER. RouteCloud shall make available to TASER an electronic copy of the source code repository of the Protector Platform during the term of this Agreement. TASER shall have the right to modify, use, license, distribute, copy, display and maintain the Protector Platform Technology only for the purposes of the Joint Venture defined in this Agreement.
Enhancements: Any modification, update, correction, upgrade, enhancement and development made by or for TASER to the Protector Platform (“Enhanced Protector Platform”) during the term of this Agreement shall be jointly owned by RouteCloud and TASER and subject to the rights granted by, and restrictions of, this Agreement. TASER agrees to transfer to RouteCloud a copy of Enhanced Protector Platform, including related documentation and materials, as of the date of termination of this Agreement. After the termination of this Agreement, (i) TASER shall have unrestricted and unlimited ownership rights in the Protector Platform and Enhanced Protector Platform, except that any use by TASER of the Software and Enhanced Software shall be limited to the business of the TASER Protector Group Joint Venture.
Restrictions: TASER is permitted to use the Protector Platform only for the purposes contemplated in this Agreement, including operating the Venture and the law enforcement vertical marketplace.
2.04 Development of Protector Dashboard. RouteCloud agrees to develop the Protector Dashboard for parental alerting having the minimum of the following features: [*]
2.05 Development of Mobile Protector. RouteCloud agrees to develop the Mobile Protector phone application having a minimum of the following features: [*]
2.06 Development of Driver Protector. RouteCloud agrees to develop the Driver application having the following features: [*]
2.07 Optional development of Evidence-Mobile-Phone Application. RouteCloud agrees to develop the Evidence Mobile phone application having the following features in the event that TASER agrees: [*]

*	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

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2.08 RouteCloud Responsibilities. RouteCloud will be solely responsible for all product development and administration for both the Protector Platform and, at TASER’s option Evidence Mobile applications including:
•	Platform Development
•	Product/Project Management
•	Solution Implementation
•	Mobile Application Development
•	Development Management
•	Graphics and Design
•	Mobile Device Quality and Assurance
•	Quality and Assurance
•	Level 2 Customer Support
•	IT Operations/Monitoring
•	Direct Marketing (SEO, SEM, Affiliate Marketing)
•	End User Customer Support, Education and Training Materials
•	Finance and Administration
•	Venture Management
•	Solution Deployment
•	Billing System
•	Billing Administration
TASER shall have the right to take over the above administration functions upon a determination, reasonably and in good faith, that such functions can be performed more efficiently and cost effectively by TASER than by RouteCloud. For functions taken back into TASER under this sub-paragraph, TASER will be reimbursed a reasonable, mutually agreed upon fee based on actual costs for the work, to be deducted before royalties are calculated (i.e., before Contribution Margin Calc). In the event that RouteCloud terminates this agreement or ceases to perform the duties listed above, then TASER shall have the right to be reimbursed their [*] are calculated for ongoing, maintenance and administrative costs.
2.09 TASER Responsibilities. TASER will be responsible for Sales and Marketing, End User Customer Support, and Billing Administration for Evidence Mobile and will further be responsible for the following for both the Protector Platform and Evidence Mobile applications:
•	Product Strategy and Guidance
•	Sales, Marketing, PR Oversight
•	Legal Review and Approval
•	Direct Sales to Retail
•	Trademarks and Branding
•	Patent Research and Support

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ARTICLE III
3.01 Estimated Costs. Following are the estimated costs for the initial development, sales, marketing and operations:

Development Costs:
•	Mobile Protector	$	[*]
•	Driver Protector	$	[*]
•	Protector Dashboard	$	[*]

	Total		[*]
Sales, Marketing and Operations Costs:
•	IT Operations	$	[*]
•	Hosting & Bandwidth	$	[*]
•	Customer Service	$	[*]
•	Sales Expenses	$	[*]
•	PR & Marketing	$	[*]
•	Rent	$	[*]

	Total	$	[*]
*   $ [*] of the above funding will be repaid to TASER per the terms of Section 4.03(b).
The Parties agree to work in good faith to find the lowest cost solution for operating these functions.
3.02 Optional Projects. Following are the estimated costs and development for optional projects to be commenced at TASER’s option:

•	APB Application	$	[*]
•	SMS, MMS, Community Gateway	$	[*]
•	Evidence Mobile Phone	$	[*]
•	Additional Protector products and services	$	[*]
3.03 Development Funding. TASER and RouteCloud agree to cause funding to be provided for initial product development, sales, marketing and operations for both the Protector Mobile and Evidence Mobile applications as follows:
•	Total TASER funding:
•	$1,725,000 with Driver Protector, Mobile Protector and Protector Dashboard developed concurrently.
•	Payment includes $[*] to start up IT Operations, Marketing, Sales, Finance, as well as rent and bandwidth
•	The parties acknowledge that TASER funded $150,000 to RouteCloud upon execution of that Letter of Understanding between the parties dated October 4, 2009.

*	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

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•	The parties acknowledge that TASER funded and additional $150,000, bringing the total funding by TASER to $300,000.
•	RouteCloud will cause $[*] to be contributed contemporaneously and pro- rata with TASER’s payment of the $1,425,000 investment remaining after the initial $150,000 contribution. Additionally, RouteCloud will cause up to an additional $[*] to be contributed to RouteCloud if additional funding is needed beyond the $[*] and $1,725,000 from TASER.
•	The parties acknowledge that RouteCloud has contributed $[*] of the $[*] to date.
•	TASER agrees to fund an additional $[*] upon execution of this Agreement
•	TASER shall fund the balance of $[*] upon achievement of the following milestones: [*]
•	RouteCloud agrees to fund any reasonably necessary development and operations expenses to launch the products, other than those caused by TASER’s delay or non-performance or agreed to scope increase, in excess of TASER’s investment of $[*].
•	In the event of any mutually-agreed increases in Sales & Marketing budget, the parties will work in good faith to determine sources of necessary funding.
3.04 Additional TASER Funding. In the event that RouteCloud is unable to fund any Additional Product Launch Costs under Section 3.03, TASER will be entitled, but not obligated, to contribute such amounts as may be reasonably necessary to fund the unfunded portion of the Additional product Launch Costs, such contributions to be recovered under Section 4.03 (b).
ARTICLE IV
4.01 Royalties Definition. Royalties are defined as gross proceeds from the sale, license, subscription, or other disposition of Joint Venture Products, less prompt payment discounts and other trade discounts, transportation charges, insurance charges, returns, taxes (not including income taxes) and allowances. TASER International shall have sole right to determine revenue handling and recognition (i.e. whether revenues are billed through TASER International, through the Venture, or through RouteCloud).
4.02 Contribution Margin Definition. Contribution Margin is defined as Revenue less actual variable expenses for: [*]
4.03 Royalties Split.
(a) The Parties agree to split Royalties from the sale of Joint Venture Products as follows: [*]
•	On Protector Platform, except for Evidence Mobile — TASER and RouteCloud will split Contribution Margin [*]
•	On Evidence Mobile — TASER and RouteCloud will split Contribution Margin [*]% to TASER/[*]% to RouteCloud

*	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

*	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

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(b)	The foregoing notwithstanding, in the event TASER contributes any amounts to fund Additional Product Launch Expenses under Section 3.04, until such time as the amount so contributed has been recovered in full, Royalties from the sale of Protector Platform and Evidence Mobile applications will be split as follows:
•	[*] of Contribution Margin — to TASER
•	Balance of Contribution Margin:
•	On Protector Mobile, except for Evidence Mobile — TASER and RouteCloud will split Contribution Margin [*]
•	On Evidence Mobile — TASER and RouteCloud will split Contribution Margin [*]% to TASER/[*]% to RouteCloud
(c)	Except as set forth above, RouteCloud and TASER will cover their payroll expenses out of their respective shares of royalty stream. The foregoing notwithstanding, the Parties will mutually agree in good faith to any payment-in-kind or other cost/royalty balancing mechanisms in order to effect the spirit of this Agreement. Such payment-in-kind would be recovered under Section 4.03 (b).
4.04 Warrants. In consideration of TASER’s investment as stated above, RouteCloud agrees to issue to TASER warrants to purchase non-voting membership interests constituting 20% of Route Cloud’s issued and outstanding equity interests for $1,000,000 (the ‘Warrants”). The Warrants shall terminate one year after the first Protector Product Launch unless exercised prior to termination by TASER. TASER will be entitled to one board seat on RouteCloud’s Board of Directors upon exercise of the Warrants. In the event RouteCloud receives a bona fide offer for additional funding totaling more than $1 million at a valuation greater than $5 million, TASER will have 30 days from notice of such offer to exercise the Warrants. Upon exercise of the Warrants, TASER shall have an anti-dilution right to purchase its pro rata share (up to 20% or any part thereof) of new equity securities offered by RouteCloud within 24 months after exercise, subject to certain standard exclusions (e.g. bona fide arm’s length equipment and lease financing, which may include warrants).
ARTICLE V
5.01 Launch Delays. In the event that RouteCloud misses a mutually agreed-upon launch date for reasons reasonably in its control, the following penalties shall apply:
•	ProtectorMobile Launch delayed more than 90 days: TASER shall be entitled to receive [*]. Such payment shall be deducted from the contribution margin prior to sharing contribution margins as contemplated herein.
•	Driver Protector Launch delayed more than 90 days: TASER Shall be entitled to receive [*]. Such payment shall be deducted from the contribution margin prior to sharing contribution margins as contemplated herein.

*	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

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ARTICLE VI
Representations and Warranties. RouteCloud make representations and warranties to and for the benefit of TASER, and TASER makes representations and warranties to and for the benefit of RouteCloud, WDK, and Kennedy, as follows:
6.01 No Conflict. RouteCloud, WDK, and Kennedy represent and warrant that they are under no obligation or restriction that would in any way interfere or conflict with the work to be performed by them under this Agreement. RouteCloud represents and warrant that the Protector Platform intellectual property does not infringe any third party intellectual property rights.
6.02 Conformity, Performance, and Compliance. RouteCloud represents and warrant that (1) all development shall be performed in a workmanlike manner and with professional diligence and skill; (2) all development will conform to the specifications, features and functions set forth in this Agreement; and (3) RouteCloud will perform all work called for by this Agreement in compliance with applicable laws. RouteCloud will promptly repair any development function or feature that does not meet this warranty if the defect affects the usability of the applications. This warranty shall extend for the life of this Agreement. This warranty does not cover changes that do not result from any error on the part of RouteCloud.
6.03 TASER represents to RouteCloud and unconditionally guarantees that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to RouteCloud inclusion in RouteCloud’s website and/or marketing materials for Protector Platform and at TASER’s option Evidence Mobile are owned by TASER, or that TASER has permission from the rightful owner to use each of these elements, and will hold harmless, protect, and defend RouteCloud and its subcontractors from any claim or suit arising from the use of such elements furnished by TASER.
6.04 RouteCloud represent to TASER and unconditionally guarantee that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished by RouteCloud inclusion in RouteCloud’s website and/or marketing materials for Protector Platform and at TASER’s option Evidence Mobile are owned by RouteCloud, or that RouteCloud has permission from the rightful owner to use each of these elements, and will hold harmless, protect, and defend TASER and its subcontractors from any claim or suit arising from the use of such elements furnished by RouteCloud
6.05 From time to time governments enact laws and levy taxes and tariffs affecting mobile phone communications. TASER and RouteCloud agree that they are jointly responsible for complying with such laws, taxes, and tariffs, for the Protector Platform and at TASER’s option Evidence Mobile products.

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ARTICLE VII
7.01 Disclaimer of Warranties. ROUTECLOUD, WDK, AND KENNEDY DO NOT WARRANT THAT THE FEATURES AND FUNCTIONS CONTAINED IN THE PROTECTOR MOBILE AND EVIDENCE MOBILE PRODUCTS WILL MEET THE TASER’S REQUIREMENTS OR THAT THE OPERATION OF THE PROTECTOR MOBILE AND EVIDENCE MOBILE PRODUCTS WILL BE UNINTERRUPTED OR ERROR-FREE. EXCEPT AS OTHERWISE SPECIFIED IN THIS AGREEMENT, ROUTECLOUD PROVIDE ITS SERVICES “AS IS” AND WITHOUT WARRANTY OF ANY KIND. THE PARTIES AGREE THAT (A) THE LIMITED WARRANTIES SET FORTH IN THIS SECTION ARE THE SOLE AND EXCLUSIVE WARRANTIES PROVIDED BY EACH PARTY, AND (B) EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THIS AGREEMENT, PERFORMANCE OR INABILITY TO PERFORM UNDER THIS AGREEMENT, THE CONTENT, AND EACH PARTY’S COMPUTING AND DISTRIBUTION SYSTEM.
7.02 Limitation of Liability. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER FOR ANY INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE, LOST PROFITS, WHETHER OR NOT FORESEEABLE OR ALLEGED TO BE BASED ON BREACH OF WARRANTY, CONTRACT, NEGLIGENCE OR STRICT LIABILITY, ARISING UNDER THIS AGREEMENT, OR ANY PERFORMANCE UNDER THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. THE MAXIMUM REMEDY AVAILABLE TO ANY PARTY IS ANY AMOUNT PAID HEREUNDER BY THE OTHER PARTY AGAINST WHICH A CLAIM IS ASSERTED. ROUTECLOUD, WDK, AND KENNEDY MAKE NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO ANY THIRD PARTY PRODUCTS, THIRD PARTY CONTENT OR ANY SOFTWARE, EQUIPMENT, OR HARDWARE OBTAINED FROM THIRD PARTIES.
ARTICLE VIII
8.01 Expenses. Each of the parties shall bear its own expenses relating to this Agreement and the Joint Venture, including any legal, accounting and advisory fees. Neither RouteCloud nor TASER has utilized any brokers in this transaction and no broker fees are due any entity or person. Neither party shall bear any liability for fees and expenses of the other company, its stockholders, employees or affiliates in the event a Closing does not occur.
ARTICLE IX
9.01 Confidentiality. The parties agree to hold each other’s Confidential Information in strict confidence. “Confidential Information” shall include, but is not limited to, written or oral contracts, trade secrets, know-how, business methods, business policies, memoranda, reports, records, computer retained information, notes, or financial information. Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other lawful process.

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9.02 Non-disclosure and Non-use. Each party receiving Confidential Information shall treat such information as strictly confidential, and shall use the same care to prevent disclosure of such information as such party uses with respect to its own confidential and proprietary information, which shall not be less than the care a reasonable person would use under similar circumstances. In any event, each party receiving Confidential Information shall (a) disclose such Confidential Information to (i) only those authorized employees of such party whose duties justify their need to know such information and who have been clearly informed of their obligation to maintain the confidential and/or proprietary status of such Confidential Information; and (ii) only those third parties required for the performance of the receiving party’s obligations under this Agreement pursuant to a written confidentiality agreement at least as extensive as the confidentiality provisions of this Agreement; and (b) use such Confidential Information only for the purposes set forth in this Agreement.
9.03 Certain Exceptions. The receiving party may disclose Confidential Information of the disclosing party to the extent such disclosure is required by law, court order or order of a governmental agency with jurisdiction; provided that the receiving party notifies the disclosing party prior to such disclosure and gives the disclosing party a reasonable opportunity to seek a protective order or to contest such requirement.
9.04 Terms of This Agreement. Notwithstanding anything to the contrary in this Agreement, neither party shall disclose the terms of this Agreement to any third party without the express prior written consent of the other party; provided however that either party may disclose the terms of this Agreement to its attorneys and accountants or as otherwise may be required by law. Notwithstanding termination or expiration of this Agreement, the parties acknowledge and agree that their obligations of confidentiality with respect to Confidential Information shall continue in effect for a total period of three (3) years from the termination of this Agreement.
9.05 Non-Competition Covenant. Each of the Parties is, and will be, engaged in other businesses and projects, and may continue to do so, subject to the following provisions of this Section 9.05. TASER will be the exclusive provider of RouteCloud technology to the Law Enforcement industry. In addition, TASER will be the exclusive provider of the Protector Platform and Evidence Mobile products or applications having similar features and functions that would be reasonably considered competitive to the Venture. RouteCloud agrees that, during the term of the Definitive Agreement and for the ten-year period following the termination of the Definitive Agreement or as long as TASER is in such business, whichever is shorter, unless such termination occurs by virtue of the breach or non-performance of TASER, they will not compete with the business of Protector Platform and Evidence Mobile phone applications and any other Joint Venture Products. RouteCloud will also work in good faith to acquire standard non-competes and non—disclosures from its key employees. Any other provision hereof notwithstanding, TASER understands that upon completion of the initial development contemplated by this Agreement, RouteCloud may develop one or more similar, but non-competing products for itself or jointly with other companies. Provided that those projects do not directly interfere or conflict with RouteCloud’s obligations under this Agreement, those projects shall not constitute a violation of this Section 9.05.

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ARTICLE X
10.01 Survival. Sections 2.02 and 2.03 (Ownership/License of Intellectual Property), Article VI (Representations and Warranties), Article IX (Confidentiality, etc), Section 10 (Non-Competition Covenant) and this Section 9.05 (Survival) and Article IV (Royalties) shall survive the termination or expiration of this Agreement.
10.02 Force Majeure. No party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such party’s reasonable control and that such party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected party(ies) will give prompt written notice to the other party(ies) and will use commercially reasonable efforts to minimize the impact of the event.
10.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, USA applicable to contracts made and to be performed wholly therein.
10.04 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed an original, but all such counterparts together shall constitute but one agreement.
10.05 Severability. If any provision of this agreement shall be unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from this agreement and shall not affect the validity and enforceability of any remaining provisions.

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SIGNED:

TASER International, Inc.

By:	/s/ Tom Smith
Tom Smith, Chairman

WDK Enterprises, LLC

BY:	/s/ Dan Kennedy
Dan Kennedy, Member

RouteCloud LLC

By:	/s/ Dan Kennedy
Dan Kennedy, Manager

/s/ Dan Kennedy
Dan Kennedy, personally

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